Exhibit 99.1

                 VaxGen Announces Preliminary Financial Results
                         for the Fourth Quarter and Year
                    Results Indicate Sharply Higher Revenues

      BRISBANE, Calif. - February 17, 2004 - VaxGen, Inc. (Nasdaq: VXGN) today announced preliminary financial results for the fourth quarter and year ended December 31, 2003. The company expects to report a sharp increase in earned revenues as a result of its first anthrax vaccine development contract and other U.S. government sources. Final and comprehensive financial results, including net losses and results on a consolidated basis that incorporate the company's manufacturing subsidiary, will be presented in VaxGen's forthcoming Form 10-K for the year ended December 31, 2003.

      Preliminary Revenues

      Earned revenues for the fourth quarter ended December 31, 2003 are expected to total approximately $4.6 million, compared to $1.2 million in the same period a year ago. For the fourth quarter, VaxGen billed the National Institute of Allergy and Infectious Diseases (NIAID), a division of the National Institutes of Health, approximately $7.9 million and received approximately $8.4 million in cash from its two anthrax contracts. (See "Revenue Recognition Policy" below for an explanation of earned revenues and cash from contracts.)

      Earned revenues for the 12 months ended December 31, 2003 are expected to total approximately $14.3 million, compared to $1.6 million for the previous year. For the year, VaxGen billed $20.8 million and collected $18.8 million in cash before the year-end from its two anthrax contracts.

      Net losses for the quarter and year are expected to be lower than year-ago periods.

      "VaxGen booked more revenues in 2003 than it had in all of the previous years combined since the company was founded in late 1995," said Lance K. Gordon, Ph.D., VaxGen's chief executive officer. "We are pleased that revenues have grown so quickly and are now reducing our losses and cash burn."

      Revenue Recognition Policy

      The NIAID has awarded VaxGen two contracts with a combined value of $101.2 million for the development of a new anthrax vaccine. Both contracts - the first of which was awarded in September 2002 and the second of which was awarded in September 2003 - include various milestones. VaxGen bills the NIAID monthly for work associated with each milestone and customarily receives payment within 30 days of issuing the invoice. However, VaxGen does not recognize these billed invoices as earned revenues until the NIAID concurs that each milestone has been completed.

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      As a result of this accounting policy, expected earned revenues are currently less than the dollar value of the invoices billed by VaxGen and the amount of cash it has received. (See results presented above under the heading Preliminary Revenues.)

      VaxGen believes that these non-GAAP measurements provide useful information to investors because they illustrate the level of activity and progress the company makes in its programs each quarter. The non-GAAP information is provided as a complement to our preliminary results and should not be considered better than, or a substitute for, GAAP measurements.

      Cash Position

      VaxGen ended the year with $28.3 million in cash and investment securities and approximately $5.0 million in accounts receivable, which consist primarily of outstanding invoices associated with its various contracts with the NIAID. VaxGen's year-end cash and investment securities balance includes the equity financing that the company completed in December 2003.

      Based upon the contract-defined budget plans with the NIAID and from other revenue sources, VaxGen expects to invoice approximately $51 million in billings in 2004. These billings are expected to generate approximately $45 million in cash receipts in 2004. Based on current 2004 operating plans, including capital expenditures, VaxGen's expected net cash burn will range between $20 million and $25 million.

      Highlights and Key Events in 2003

      VaxGen began building a biodefense vaccine portfolio in late 2002, when it won the first of its two anthrax vaccine contracts. It was during that same year that the company also announced its intention to develop an attenuated smallpox vaccine for use in the United States and potentially elsewhere. VaxGen made substantial progress in 2003 on the development of both vaccines.

      More recently, on January 22, 2004, the company announced that it had formed a cross-license and research collaboration with Avanir Pharmaceuticals to co-develop an anthrax monoclonal antibody.

      "We are proud of the progress we've made in developing critically needed biodefense vaccines, and we deeply appreciate the contributions of our partners in government and in private industry," Gordon said. "We have taken our anthrax vaccine candidate from pre-clinical research through several animal efficacy studies and our first clinical study to full manufacturing scale-up in just over a year. We're also well along in our program to qualify our attenuated smallpox vaccine candidate for use in the U.S. and internationally. We believe our smallpox vaccine candidate will address the need for a single-dose vaccine while meeting the established benchmarks for effectiveness and an enhanced safety profile. Meanwhile, our recent agreement

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with Avanir further broadens our biodefense franchise and takes advantage of our expertise in monoclonal antibody production."

      The following is a list of other highlights for 2003.

      o VaxGen launched a Phase I clinical trial of its anthrax vaccine in May. Preliminary results from the trial, which measured the vaccine candidate's ability to induce an immune response in humans, were provided to the NIAID in October. VaxGen expects to present the final data from the trial at the International Conference on Emerging Infectious Diseases (ICEID) in Atlanta, which is scheduled to run from February 29 to March 3, 2004.

      o The NIAID awarded VaxGen an $80.3 million contract on September 30 to advance the development of the company's anthrax vaccine candidate. The contract, among other things, will fund the completion of two Phase II clinical trials and production of 3 million doses of the vaccine candidate.

      o VaxGen announced in June that it had completed the mechanical construction of its new biopharmaceutical manufacturing facility in South San Francisco, Calif. The 49,000-square-foot facility includes 17,000 square feet of cGMP space for the production of complex proteins made through recombinant bacterial fermentation and mammalian cell culture. The new facility is currently being used to manufacture VaxGen's anthrax vaccine candidate and is expected to be used to make Avanir's anthrax monoclonal antibody.

      o VaxGen announced in October that it had completed a license agreement with the U.S. Army Medical Research Institute of Infectious Diseases (USAMRIID) that gives VaxGen exclusive worldwide rights to develop and commercialize a recombinant anthrax vaccine candidate based on technology developed by USAMRIID. The agreement is subject to certain rights retained by the government. The technology provides the basis of VaxGen's recombinant anthrax vaccine candidate.

      o VaxGen and the Chemo-Sero-Therapeutic Research Institute (Kaketsuken) of Kumamoto, Japan, announced in December that they had finalized the commercial terms of their collaboration to develop an attenuated smallpox vaccine for use in the United States and potentially elsewhere. The immediate goal of the collaboration is to be able to respond, beginning this year, to potential U.S. government contracts for the purchase of attenuated smallpox vaccine. The vaccine is being developed for use in the general population, either in preparedness programs or in response to a terrorist attack.

            VaxGen will hold a conference call and web cast today at noon, EST, to review this press release. Participants are asked to dial in to the live call five minutes before the start of the presentation. The following phone numbers will provide access to the call or a taped version, which will be available until the announcement of VaxGen's next quarterly financial call.

         Live Call:      Domestic:        (800) 404-1354
                         International:   (706) 643-0825
                         No passcode required.

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         Replay:         Domestic:        (800) 642-1687
                         International:   (706) 645-9291
                         Passcode:        5068627

      The webcast can be found by clicking on "Fourth-Quarter Conference Call and Webcast" under "Webcasts" in the Investor Relations section of VaxGen's web site at www.vaxgen.com/invest. This will bring up a window from CCBN. Then, click on the webcast link to view the accompanying slide presentation.

      About VaxGen

      VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious disease. Based in Brisbane, Calif., the company is developing preventive vaccines against anthrax, smallpox and plague and an anthrax monoclonal antibody through a collaboration with Avanir Pharmaceuticals. VaxGen is also the largest stockholder in Celltrion, Inc., a joint venture formed to build manufacturing operations for the production of biopharmaceutical products. For more information, please visit the company's web site at: www.vaxgen.com

Note: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, projections of future cash balances and revenues and statements regarding the company's future capital resources, the timing and progress of completion of development efforts for VaxGen's anthrax or smallpox vaccine candidates; future uses of its manufacturing subsidiary; the Company's ability to obtain future government contracts; and the timing and progress of U.S. government spending on biodefense vaccines. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Item 5 of the first Current Report on Form 8-K filed by VaxGen on December 2, 2003, under the headings "Risk Factors" and "Business" for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contact:     Lance Ignon
             Vice President, Corporate Communications
             (650) 624-1041